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                                                                    EXHIBIT 10.2


                     IPA COMMERCIAL RISK SERVICES AGREEMENT

                                    BETWEEN

                            PACIFICARE OF CALIFORNIA

                                      AND

                    PRIME CARE MEDICAL GROUP OF CHINO VALLEY

                                   PACIFICARE

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                     IPA COMMERCIAL RISK SERVICES AGREEMENT


         This IPA COMMERCIAL RISK SERVICES AGREEMENT (the "Agreement") is made and entered into this first day of January, 1995 by and between PACIFICARE OF CALIFORNIA ("PacifiCare"), a California corporation, and Prime Care Medical Group of Chino Valley a California corporation, ("IPA"), with reference to the following facts:

A. PacifiCare operates a prepaid health care service plan which arranges for certain Health Care Services to be provided to persons who are enrolled in the PacifiCare Health Plan in a manner consistent with the laws of the United States and the State of California.

B. PacifiCare desires to provide a quality direct service prepaid health delivery system which maximizes the utilization of innovative methods to promote the efficient, economical delivery of health care, and to develop and implement programs of health education and health maintenance for its Subscribers.

C. IPA has as its primary objective the delivery of Medical Services through agreements and active participation with individual physicians, medical groups and/or clinics, their physicians and other related health professionals and technicians, all of which are appropriately licensed in the State of California.

D. IPA desires to participate in PacifiCare's prepaid health service delivery system by arranging or providing Health Care Services in coordination with PacifiCare, its Subscribers and participating hospitals on a prepaid basis.

E. PacifiCare and IPA deem it in their best interests to enter into a renewable agreement whereby IPA agrees to provide or arrange Health Care Services to persons who are enrolled as Subscribers in the PacifiCare Health Plan.

NOW THEREFORE, it is agreed as follows:

     1.  DEFINITIONS

         Whenever used in this Agreement, the following terms shall have the definitions contained in this Section 1:

         1.1 AGREEMENT - is the PacifiCare IPA Commercial Risk Services Agreement, dated as hereinabove stated, including all attachments, addendums and amendments hereto.


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                  1.2      CAPITATION PAYMENTS - are payments made to IPA by
PacifiCare on a prepaid basis, as set forth in Attachment C, incorporated in full herein by reference, for the Medical Services to be provided under this Agreement.

                  1.3 CATASTROPHIC CASE - is any single medical condition, including complications arising from such medical condition, where the total cost of Health Care Services to treat such condition is expected to exceed fifty thousand dollars ($50,000) per condition, regardless of payment source.

                  1.4 CONFORMANCE REQUEST - is a written request made by PacifiCare to IPA to correct the performance of an IPA physician or Specialist Physician to conform to the provisions of this Agreement.

                  1.5 COPAYMENTS - are charges pursuant to the PacifiCare Health Plan which may be charged to the Subscriber by the IPA at the time of provision of Health Care Services which are in addition to the Capitation Payments paid to IPA by PacifiCare.

                  1.6 COST OF CARE - is the value of Medical Services as defined in this Agreement and as calculated pursuant to the formula set forth in Attachment A4, incorporated in full herein by reference.

                  1.7 ELIGIBILITY LIST - is a list of Subscribers to whom IPA shall provide or arrange Health Care Services.

                  1.8 EMERGENCY SERVICES - are those Health Care Services furnished to a Subscriber for the treatment of acute injury or illness requiring immediate medical attention and which threaten life or limb, or which involve uncontrollable bleeding, or loss of consciousness, or which cannot be delayed without possible serious effects on the health of the Subscriber.

                  1.9 HEALTH CARE SERVICES - are all authorized services to which Subscribers are entitled under the PacifiCare Health Plan, including Medical Services, Hospital Services and Emergency Services.

                  1.10 HOSPITAL - is an acute care facility (or facilities) located in the IPA Service Area, licensed as an acute care hospital under the laws of the State of California and which has a written agreement with PacifiCare to provide Hospital Services to Subscribers. For purposes of this Agreement, until IPA is notified otherwise, Hospital shall be Desert Valley Hospital, Inc.


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                  1.11     HOSPITAL DAY - is any twenty-four (24) hour period
commencing at 12:00 a.m., or 12:00 p.m., whichever is used by a Hospital to determine a Hospital Day, during which a Subscriber receives Hospital Services at a Hospital.

                  1.12 HOSPITAL SERVICES - are the Health Care Services described in Attachment A1, incorporated in full herein by reference, which Hospitals and other PacifiCare contracting providers shall provide to Subscribers and which IPA shall arrange or coordinate for Subscribers pursuant to the PacifiCare Health Plan.

                  1.13 IPA - is the medical group or independent practice association identified in the first paragraph of this Agreement and its Member Physicians, all of whom are licensed to practice medicine or osteopathy in the State of California at the IPA Facilities.

                  1.14 IPA FACILITIES - are those facilities whose locations are listed in Attachment H, attached hereto and incorporated in full herein by reference, where Medical services shall be available to Subscriber pursuant to this Agreement.

                  1.15 IPA SERVICE AREA - is the geographical area within a thirty (30) mile radius of each IPA Facility. Such radius commences with the address of an IPA Facility and extends for thirty (30) miles over the shortest route using public streets and highways.

                  1.16 MEDICAL SERVICES - are the authorized Health Care Services to which Subscribers are entitled under the PacifiCare Health Plan, some of which are summarized in Attachment A2, incorporated in full herein by reference.

                  1.17 MEDICALLY NECESSARY SERVICES - are Health Care Services which are required by Subscriber as determined by IPA in accordance with accepted medical and surgical practices and standards in the community and the professional standards recommended by PacifiCare's Quality Assurance Committee and Utilization Review Committee.

                  1.18 MEMBER PHYSICIANS - are physicians, surgeons and osteopaths licensed to practice medicine in the State of California and who have an ownership interest in, are employed by, or contract with, IPA.

                  1.19 OUTSIDE PROVIDERS - are licensed physicians, surgeons, osteopaths, paramedics, hospitals and other licensed health care facilities which provide Health Care Services to Subscribers, but which do not have written agreements with IPA or PacifiCare and which are not Specialist Physicians.


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                  1.20     PACIFICARE HEALTH PLANS - is any one of various
prepaid health service plans operated by PacifiCare as described in the PacifiCare Medical and Hospital Group Subscriber Agreement, the PacifiCare Medical And Hospital Individual Conversion Member Agreement and PacifiCare Medical and Hospital Individual Subscriber Agreement, and attachments, addenda, supplements and periodic amendment thereto, copies of which are attached hereto and Attachment B, incorporated in full herein by reference. For purposes of this Agreement, the PacifiCare Health Plan shall not include PacifiCare's Secure Horizons Plan.

                  1.21 PARTICIPATING MEDICAL GROUP - includes IPA and its Members Physicians and is any duly licensed doctor of medicine or osteopathy (who may or may not be a Specialist Physician) that has directly, or as a member of a group or association of licensed doctors of medicine or osteopathy, entered into a written agreement with PacifiCare to provide Health Care Services in conjunction with the PacifiCare Health Plan.

                  1.22 QUALITY ASSURANCE COMMITTEES - are committees separately established by IPA and PacifiCare which shall establish, maintain and perform quality assurance review of Medical Services provided to Subscribers as reasonably required by PacifiCare, the California Department of Corporations, the Office of Qualification and Compliance, the United States Department of Health and Human Services or any other governmental agencies with regulatory or enforcement jurisdiction over PacifiCare or this Agreement.

                  1.23 REFERRALS - are recommended directions of Subscribers from IPA to physicians, including Specialist Physicians, Outside Providers who are physicians and/or consultant physicians, or providers of ancillary services such as lab, x-ray and physical therapy, EKG, EEG, health education, medical social service, home health care, mental health and acute alcohol and drug abuse services, for the purpose of obtaining Health Care Services.

                  1.24 SPECIALIST PHYSICIANS - are physicians who have written agreements with IPA to provide Health Care Services to Subscribers on a Referral basis and who do provide such Health Care Services at offices or facilities which are not IPA Facilities.

                  1.25 SUBSCRIBER - is an individual who is enrolled in a PacifiCare Health Plan, who meets all the eligibility requirements for membership in such plan, who has designated IPA as his or her primary care coordinator and for whom all applicable Subscriber Premiums have been paid and received by PacifiCare. For the purpose of this Agreement, Subscriber shall include all eligible dependents of the individual named by PacifiCare for coverage under a PacifiCare Health Plan.


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                  1.26     SURCHARGES - are additional fees which are not
disclosed to Subscriber for Health Care Services and which are not allowable Copayments.

                  1.27 UTILIZATION REVIEW COMMITTEE - is an IPA committee of at least three (3) Member Physicians which is established and maintained, in accordance with the provisions of Section 3.13 herein, to develop a utilization control program outlining procedures for the efficient use of resources, consistent with state and federal law, for the rendition of Health Care Services. The Utilization Review Committee shall review elective Referrals and hospital admissions on a concurrent and prospective basis and Emergency Services and hospital admissions on a retrospective basis.

                  1.28 PACIFICARE POINT OF SERVICE - is a health plan consisting of the PacifiCare Health Plan, plus the Out-of-Network Indemnity Plan.

                  1.29 OUT-OF-NETWORK INDEMNITY PLAN - is a supplemental health plan offered as part of the PacifiCare Choice by an insurance company or a self-insured employer which provides limited coverage for Out-of-Network Services.

                  1.30 PACIFICARE IN-NETWORK PLAN - is the PacifiCare Health Plan that is sold in conjunction with the Out-of-Network Indemnity Plan as part of PacifiCare Choice.

                  1.31 CONVENTIONAL PLAN - is the PacifiCare Health Plan which is not sold as part of the PacifiCare Choice.

                  1.32 IN-NETWORK SERVICES - are Health Care Services which are provided or arranged by IPA to PacifiCare Choice Subscribers pursuant to the PacifiCare Health Plan.

                  1.33 OUT-OF-NETWORK MEDICAL SERVICES - are the Health Care Services summarized in Attachment A2 obtained by PacifiCare Choice Subscribers which are not provided or authorized by IPA in accordance with the PacifiCare Health Plan.

                  1.34 OUT-OF-NETWORK HOSPITAL SERVICES - are the Health Care services summarized in Attachment A1 obtained by PacifiCare Choice Subscribers which are not arranged or coordinated by IPA in accordance with the PacifiCare Health Plan, and which do not qualify as Emergency Services.

                  1.35     OUT-OF-NETWORK SERVICES - are Out-of-Network
Medical Services and Out-of-Network Hospital Services. Out-of-Network Services are covered in part under the Out-of-Network Indemnity Plan, but are not covered under the PacifiCare Health Plan.


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                  1.36     NET PREMIUM - is the amount of gross premiums billed
by PacifiCare each month for coverage of Subscribers designating IPA as their Participating Medical Group, excluding amounts billed by PacifiCare to cover broker commissions and optional supplemental benefits.

                  1.37 PHARMACY PREMIUM - is the gross premiums billed by PacifiCare each month for coverage of Subscribers for the outpatient prescription drug benefit.

         2.       RELATIONSHIP OF PARTIES

                  2.01 IPA PARTICIPATION - The execution of this Agreement shall qualify IPA to participate in the provision or arrangement of Health Care Services to Subscribers pursuant to the terms of the PacifiCare Health Plan, as amended from time to time. PacifiCare shall notify IPA or any material amendments to the PacifiCare Health Plan, which amendments shall become effective upon thirty (30) days written notice by PacifiCare to IPA provided IPA has not given written objection to be bound by such amendments to PacifiCare within the thirty (30) day period after notice is given. IPA's, approval shall not be unreasonably withheld. If IPA does provide PacifiCare written objection to be bound by such amendments within the thirty (30) day period, such amendments to the PacifiCare Health Plan shall have no force or effect on IPA.

                  2.02 LIABILITY FOR OBLIGATIONS - Notwithstanding any other section or provision of this Agreement, nothing contained herein shall cause either party to be liable or responsible for any debt, liability, or obligation of the other party or any third party, unless such liability or responsibility is expressly assumed by the party sought to be charged therewith. Each party shall be solely responsible for and shall indemnify and hold the other party harmless against any obligation for the payment of wages, salaries or other compensation (including all state, federal and local taxes and mandatory employee benefits), insurance and voluntary employment-related or other contractual or fringe benefits as may be due or payable by the party to or on behalf of such party's employees, agents and representatives.

                  2.03 INDEPENDENT CONTRACTOR - The relationship between PacifiCare and IPA is an independent contractor relationship. Neither IPA nor its employees or agents are employees or agents of PacifiCare and neither PacifiCare nor any employee or agent of PacifiCare is a member, partner, employee or agent of IPA. All medical decisions are rendered solely by IPA and not by PacifiCare. IPA is solely responsible for all Health Care
Services provided or arranged by IPA for Subscribers. None of the relationship of agency, representation, jurisdiction, ownership, control or employment between the parties other than that of


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independent parties contracting for the purposes of effectuating this Agreement.

                  2.04 DUTY TO DEFEND AND INDEMNIFY - To the extent not covered by insurance maintained by PacifiCare, whether because of liability in excess of the policy limits or because of the occurrence of a non-insured event, IPA shall defend, indemnify and hold harmless PacifiCare from and against any claim, loss, damage, cost, expense or liability arising out of or related to the performance or non-performance by IPA, its Specialist Physicians or employees of any Health Care Services to be performed or arranged by IPA under this Agreement. It is understood and agreed by PacifiCare that the foregoing indemnification and obligation is in no way whatsoever intended to reduce or eliminate any insurance coverage maintained by IPA and that PacifiCare shall be entitled to indemnification from IPA only for claims, losses, damages, costs, expenses or liabilities in excess of the applicable insurance policy limits or arising from uninsured events or occurrences.

                  To the extent not covered by insurance maintained by IPA, whether because of liability in excess of the policy limits or because of the occurrence of a non-insured event, PacifiCare shall defend, indemnify and hold harmless IPA from and against any claim, loss, damage, cost, expense or liability arising out of or related to the performance or non-performance of PacifiCare, its employees or agents of any service to be performed or provided by PacifiCare under this Agreement. It is understood and agreed by IPA that the foregoing indemnification obligation is in no way whatsoever intended to reduce or eliminate any insurance coverage maintained by PacifiCare and that IPA shall he entitled to indemnification from PacifiCare only for claims, losses, damages, costs, expenses, or liabilities in excess of the applicable insurance policy limits or arising from uninsured events or occurrences.

         3.       DUTIES OF IPA

                  3.01 IPA RESPONSIBILITIES - IPA agrees to arrange for or provide Health Care Services twenty-four (24) hours a day in coordination with PacifiCare for each Subscriber who has designated IPA as his or her Participating Medical Group. IPA shall be financially responsible for all Medical Services which are specified in Attachment A2, incorporated in full herein by reference, and which are provided to Subscribers for whom IPA should receive a monthly Capitation Payment from PacifiCare based upon the PacifiCare provided Eligibility List. IPA shall be responsible for determining whether Subscribers are eligible for Health Care Services on the basis of the most current Eligibility List supplied to IPA by PacifiCare.


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                  3.02     STANDARDS - All Medical Services arranged for or
provided by IPA and its Member Physicians shall be provided by professional personnel and at physical facilities according to generally accepted standards of medical practice and management in the community. IPA further agrees to provide or arrange for Referrals to Specialist Physicians and facilities as are necessary, appropriate, and in accordance with generally accepted standards of medical practice in the community in compliance with the standards developed by PacifiCare's Quality Assurance Committee. If IPA contracts with Specialist Physicians to provide Medical Services under this Agreement, IPA shall require such Specialist Physicians to provide IPA with the credentialing information set forth herein. IPA shall obtain and maintain information concerning each Member Physician's and Specialist Physician's education, training, references, malpractice liability insurance, hospital staff status, hospital clinical privileges, and hospital staff reappointment dates. Such information shall be kept in a form prescribed by or acceptable to PacifiCare. Upon request, the credentialing information shall be made available to PacifiCare for review or copying.

                  IPA acknowledges and agrees that it shall report Member Physicians or Specialist Physicians as required by the California Business and Professions Code Section 805 ("Section 805"). IPA further agrees to maintain and demonstrate to PacifiCare upon request compliance with the following:

                           3.02.01  IPA shall ensure that its Member Physicians
and Specialist Physicians are licensed by the State of California and have current Drug Enforcement Agency ("DEA") registration. IPA shall immediately notify PacifiCare in writing of any of the following actions taken by or against a Member Physician or Specialist Physician: (i) the surrendering, revocation, or suspension of a license; (ii) the surrendering, revocation, or suspension of current DEA registration; (iii) any filing pursuant to Section 805; (iv) any filing pursuant to the National Practitioner Data Bank; (v) the filing of any malpractice claim of more than ten thousand dollars ($10,000); and (vi) a change in hospital staff status or hospital clinical privileges, including any restrictions or limitations.

                  If IPA fails to obtain and maintain the information set forth in Paragraph 3.02 or fails to immediately notify PacifiCare as set forth in this Paragraph 3.02.01, IPA shall indemnify and hold harmless PacifiCare from and against any claim, loss, damage, cost, expense or liability arising out of or related to such nonperformance by IPA, its Member Physicians, Specialist Physicians or employees.

                           3.02.02  In the event that it is determined by
PacifiCare that IPA does not obtain and maintain the information set forth in paragraph 3.02, IPA agrees to assist PacifiCare in


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obtaining credentialing information concerning each Member Physician's and
Specialist Physician's education, training, references, malpractice liability insurance, hospital staff status, hospital clinical privileges, and hospital staff reappointment dates. IPA shall obtain from each Member Physician and Specialist Physician a signed waiver, acceptable to PacifiCare, allowing PacifiCare access to such credentialing information at any acute care hospital or health care facility. If IPA is unable to obtain a signed waiver from a Member Physician or Specialist Physician, IPA shall obtain the credentialing information directly from the acute care hospital or health care facility and make such information available to PacifiCare upon request for review and copying.

                           3.02.03  IPA agrees to provide access to continuing
education programs for its Member Physicians and Specialist Physicians in accordance with the standards established by the California Medical Association for continuing education. The content and delivery of such continuing education programs shall be in the discretion and judgement of IPA, in order to maintain high standards for the delivery of Medical Services pursuant to this Agreement. IPA further agrees to gather, correlate, and distribute to its Member Physicians and Specialist Physicians, information regarding professional medical activities and developments which IPA believes may be of assistance in providing Medical Services pursuant to this Agreement.

                           3.02.04  IPA agrees to provide reasonable evidence
that all nurses and other ancillary and paramedical personnel who are employed by and contract with IPA or Specialist Physicians are properly licensed by the State of California.

                  3.03 INSURANCE - IPA shall maintain professional liability insurance and general liability insurance in the minimum amounts of One Million Dollars ($1,000,000) per person, Three Million Dollars ($3,000,000) per occurrence coverage, and Three Million Dollars ($3,000,000) combined single limits coverage, for its Member Physicians providing Medical Services to Subscribers on behalf of IPA. In the event IPA procures a claims made policy as distinguished from an occurrence policy, IPA shall procure and maintain prior to termination of such insurance, continuing, "tail" coverage, unless successor policy coverage provides such "tail" protection. IPA shall immediately notify PacifiCare of any material changes in insurance coverage and shall provide a certificate of such insurance coverage to PacifiCare. In the event IPA contracts with independent contractor physicians and Specialist Physicians to provide Medical Services under this Agreement, IPA will require such independent contractor physicians and Specialist Physicians and their agents to maintain professional liability insurance and general liability insurance in the minimum amounts as is usual and customary in the community.


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                  3.04     REFERRALS - IPA shall refer Subscribers in need of
specialty care services only with the approval of the IPA Utilization Review Committee. However, in the event that Emergency Services are required, IPA shall comply with Section 3.05 below.

                  3.05 HOSPITAL ADMISSIONS - Whenever IPA determines that a Subscriber on IPA's Eligibility List requires Hospital Services that are not Emergency Services, IPA shall arrange for such Hospital admissions and outpatient surgeries through the IPA's Utilization Review Committee and its developed utilization review program. IPA and its Member Physicians shall not serve as admitting physicians for any Subscriber without such prior approval except in the event that Emergency Services are required. If IPA or a Member Physician admits a Subscriber to a Hospital for Emergency Services, IPA shall notify PacifiCare of such admission within the time frames as required in the PacifiCare Provider Policies and Procedures Manual, attached hereto as Attachment D and incorporated in full herein by reference. Admissions for Emergency Services shall be made to hospitals contracting with PacifiCare, if possible.

                  3.06 ELIGIBILITY LIST - IPA shall accept as patients those Subscribers who are on IPA's Eligibility List provided by PacifiCare to IPA. Member Physicians and IPA shall be entitled to rely on the most current provided list until a new list has been provided to IPA.

                  3.07 COLLECTION OF CHARGES FROM SUBSCRIBERS - IPA shall collect applicable Copayments from Subscribers upon the rendition of Medical Services to Subscribers pursuant to the PacifiCare Health Plan. With the exception of Copayments and charges for non-covered services delivered on a fee-for-service basis to Subscribers, IPA shall in no event, including, without limitation, non-payment by PacifiCare, insolvency of PacifiCare, or breach of the Agreement, bill, charge, collect and deposit, or attempt to bill, charge, collect or receive any form of payment, from any Subscriber for Medical Services provided pursuant to this Agreement and for which Subscriber is entitled under the PacifiCare Health Plan in effect for such Subscriber.

              IPA shall not maintain any action at law or equity against a Subscriber to collect sums owed by PacifiCare to IPA. Upon notice of any such charge, PacifiCare may terminate this Agreement consistent with the provisions contained in Section 7.01.02 and take all other appropriate action consistent with the terms of this Agreement to eliminate such charges, including, without limitation, requiring IPA and Specialist Physicians to return all sums collected as Surcharges from Subscribers or their representatives. Nothing in this Agreement, however, shall be construed to prevent IPA from providing non-covered Medical


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Services on a usual and customary fee-for-service basis to Subscribers.

                  IPA's obligations regarding the collection of charges from Subscribers shall survive the termination of this Agreement with respect to Health Care Services provided during the term of the Agreement without regard to cause of termination of this Agreement. Except as provided elsewhere herein, these obligations shall not apply to services provided after the Agreement has been terminated and the phase-out period has expired pursuant to Section 3.09, if applicable.

                  3.07.01 Collection of Charges for Out-of-Network Services. Notwithstanding anything to the contrary in Section 3.07 or elsewhere in the Agreement, if an IPA Member Physician or Specialist Physician provides Out-of-Network Services to a PacifiCare Choice Subscriber, IPA shall bill the Out-of-Network Indemnity Plan carrier for such services and agrees to accept full reimbursement at the Cost of Care rates described in Attachment A4 of this Agreement.

                  3.08 COLLECTION OF CHARGES FROM THIRD PARTIES - IPA and Member Physicians accept payment from PacifiCare (plus applicable Copayments) for Medical Services as provided herein as full payment for such Medical Services; provided however, in the event the Subscriber is entitled to payment from another third party or for payment for a Workers' Compensation claim, or from other primary insurance coverage maintained by Subscriber, IPA and Member Physicians shall make no demand upon PacifiCare for reimbursement under the Individual Subscriber Stop Loss Program as specified in Attachment A3 hereto until all primary sources of payment have been pursued and it is determined that full payment cannot be obtained within ten (10) months from the date of the provision of Medical Services.

                           For purposes of accomplishing the intent of this
subsection, PacifiCare hereby assigns to IPA for collection, any claims or demands against third parties for amounts due for Medical Services provided by IPA pursuant to this Agreement, subject to the following conditions:

                           3.08.01  IPA shall utilize lien forms which are
provided by PacifiCare in the PacifiCare Policies and Procedures Manual or which have been approved in advance by PacifiCare. IPA shall notify PacifiCare each time it pursues and each time it obtains a signed lien from a Subscriber.

                           3.08.02  IPA shall not commence any legal or
equitable action against a third party without obtaining the prior written consent of PacifiCare. It is agreed that collection or demand letters consistent with the PacifiCare Provider Policies and Procedures Manual shall not constitute the commencement of


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legal or equitable action. Under no circumstances, shall IPA commence any legal action against a Subscriber.

                           3.08.03  IPA shall defend, indemnify and hold
PacifiCare harmless or all actions by IPA pursuant to this Section 3.08.

                           3.08.04  IPA shall perform such collection activities
consistent with the procedures set forth in the PacifiCare Provider Policies and Procedures Manual.

                           3.08.05 PacifiCare may rescind such assignment in
total or on a claim-by-claim basis by providing written notice of rescission to IPA. In the event IPA receives payment from a third party after receipt of payment from PacifiCare, IPA shall reimburse PacifiCare to the extent that the combined amounts received from all payors exceeds one hundred percent (100%) of IPA's usual and customary fee-for-service charges.

                  3.09 DUTIES OF IPA UPON TERMINATION DURING PHASE-OUT PERIOD - Should this Agreement be terminated by IPA pursuant to Section 7.0.01
(a) or Section 7.01.01 (b), IPA shall be released of its obligation to continue to provide or arrange for Health Care Services to Subscribers during the phase-out period as stated in this Section 3.09. If this Agreement is terminated for any other reason by either party or if this Agreement terminates at the end of the Initial Term or any renewal term, IPA shall not be released of its obligation to continue to provide or arrange for Health Care Services to Subscribers during the phase-out period, which phase-out period shall end on the earlier of:

                           3.09.01  Twelve (12) months from the effective date
of termination of this Agreement, or

                           3.09.02  The date PacifiCare has secured the transfer
of Subscribers to another medical group, individual practice association, or physician for further treatment, and has notified IPA of such transfer in writing.

                           Compensation during the phase-out period shall be at
the Capitation Rates set forth in Attachment C hereto, until memberships goes below five hundred (500) members. Once there are five hundred members or less, compensation will be based upon per diem contracted rates that are in place at the time of the phase-out.

                  3.10 CONTINUING CARE RESPONSIBILITIES - In the event of termination of this Agreement and the expiration of IPA's duty to provide or arrange Health Care Services during the phase-out period pursuant to Section 3.09, if applicable, IPA and member Physicians shall continue to provide or arrange for Health Care Services to Subscribers until the effective date of transfer of


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such Subscribers to another Participating Medical Provider for further treatment and written notice of such transfer has been provided by PacifiCare to IPA. If a Subscriber's care cannot be transferred for the reason of Subscriber hospitalization, continuity of care, or other legally required medical treatment reasons, IPA shall continue to provide or arrange for treatment for the Subscriber until PacifiCare has made provision for the transfer of such Subscriber to another Participating Medical Provider for further treatment and has notified IPA of such transfer in writing. The payment provisions for any continued treatment after expiration of the phase-out period shall be the lesser of eighty percent (80%) of the usual and customary fees of the treating physician or the Cost of Care as set out in Attachment A4, attached hereto and incorporated in full herein by reference.

                       Notwithstanding the above or any other provision to the contrary, IPA agrees that in the event PacifiCare ceases operations for any reason, including insolvency, IPA shall provide or arrange Health Care Services and shall not bill, charge, collect or receive any form of payment from any Subscriber or have any recourse against a Subscriber for Health Care Services provided after PacifiCare ceases operations. This continuation of Health Care Services obligation shall be for the period for which premium has been paid, but shall not exceed a period of thirty (30) days, except for those Subscribers who are hospitalized on an inpatient basis as provided below.

                       In the event PacifiCare ceases operations or IPA terminates this Agreement on the basis of PacifiCare's failure to make timely Capitation Payments, IPA shall continue to arrange for Health Care Services to those Subscribers who are hospitalized on an inpatient basis at the time PacifiCare ceases operations or IPA terminates this Agreement until such Subscribers are discharged from the hospital. IPA may file a claim with PacifiCare for such services as previously specified in this Section 3.10.

                       IPA agrees that the provisions of this Section and IPA's and Member Physicians' obligations herein shall survive the termination of this Agreement without regard to the cause of termination of the Agreement, and shall be construed to be for the benefit of the Subscribers.

                  3.11 STAFF PRIVILEGES - IPA agrees to have its Member Physicians seek and obtain (and provide evidence of) staff privileges or other appropriate access to Hospitals where Health Care Services shall be provided to Subscriber by IPA's Member Physicians.

                  3.12 ADMINISTRATIVE GUIDELINES - IPA agrees to perform its duties under this Agreement in a manner consistent with the reasonable administrative guidelines provided by PacifiCare, in


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its Provider Policies and Procedures Manual, attached hereto as Attachment D and incorporated in full herein by reference. Subject to Section 12.13 herein, PacifiCare shall notify IPA of any material amendments to the administrative guidelines, which amendments shall become effective upon thirty (30) days written notice by PacifiCare to IPA if IPA has not objected to PacifiCare in writing within the thirty (30) day period to be bound by such amendments. IPA approval of such amendments shall not be unreasonably withheld. If IPA does provide PacifiCare reasonable written objection to be bound by such amendments within the thirty (30) day period, such amendments to the PacifiCare Health Plan shall have no force or effect on IPA.

                  3.13 UTILIZATION REVIEW - IPA agrees to participate with PacifiCare in an ongoing utilization review program to promote efficient use of resources. The IPA's Utilization Review Committee shall meet as frequently as necessary but at least weekly. The Utilization Review Committee shall keep minutes of the committee meetings, a copy of which shall be made available to PacifiCare upon ten (10) days written notice by PacifiCare to IPA. IPA and PacifiCare shall jointly implement a utilization review system whereby IPA shall notify PacifiCare of any hospital admissions. A member of the PacifiCare medical services staff may participate in IPA's Utilization Review Committee meetings.

                  3.14 QUALITY OF HEALTH CARE SERVICES - IPA agrees to assure quality of Health Care Services by:

                           3.14.01  Assigning PacifiCare Subscribers only to
Member Physicians or Outside Providers meeting quality health care standards;

                           3.14.02  Inspecting the premises and facilities of
its Member Physicians on a regular basis and allowing PacifiCare to participate in such inspections upon ten (10) days written notice.

                           3.14.03  Utilizing the PacifiCare Quality Assurance
Committee's guidelines for physician credentialing.

                  3.15 QUALITY ASSURANCE AND REMEDIAL PROCEDURES - IPA shall cooperate with PacifiCare in the operation of PacifiCare's quality assurance program and IPA shall perform quality assurance review of Health Care Services as brought before IPA internally or from PacifiCare's Quality Assurance Committee. IPA shall establish and maintain a Quality Assurance Committee which shall meet at least quarterly. A member of the PacifiCare medical services staff may participate in IPA's Quality Assurance Committee meetings. The IPA Quality Assurance Committee shall keep minutes of the committee meetings, a copy of which shall be made available to PacifiCare upon ten (10) days written notice by PacifiCare to IPA. The task of the Quality Assurance Committee


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may be assumed by the Utilization Review Committee described in Section 3.13;
however, in such event, the Utilization Review and Quality Assurance Committees must hold separately convened meetings and the minutes of each meeting must be separately maintained.

                           IPA shall, at the written request of PacifiCare, make
available one (1) Member Physician from IPA to attend the PacifiCare Quality Assurance Committee meetings. The intent of this Section is to have at least one Member Physician from IPA serve for six (6) months on the PacifiCare Quality Assurance Committee during a three (3) year period. IPA shall develop written procedures for remedial action whenever, it is determined by PacifiCare's Quality Assurance Committee, inappropriate or substandard Health Care Services have been furnished or Health Care Services that should have been furnished have not been furnished. Upon request, PacifiCare shall assist IPA in the formulation of such remedial procedures.

                  3.16 RECIPROCITY AGREEMENTS - IPA agrees to develop agreements among PacifiCare's Participating Medical Groups to assure reciprocity of health care among the Participating Medical Groups for PacifiCare Subscribers. IPA shall accept non-emergency or specialty Referrals from such other Participating Medical Groups and such other Participating Medical Groups shall be required to accept non-emergency or specialty Referrals from IPA. Payment for the foregoing Referrals shall be no greater than the Cost of Care Rates described in Attachment A4.

                  3.17 INDIVIDUAL STOP-LOSS PROGRAM - IPA agrees to participate in and assume the rights and responsibilities of the PacifiCare Stop-Loss Program as defined in Attachment A3, attached hereto and incorporated in full herein by reference.

                  3.18 OTHER CONTRACTUAL COMMITMENTS - IPA represents and assures PacifiCare that contractual commitments with other HMOs, competitive medical plans and health related entities do not restrict or impair IPA from performing its duties under this Agreement.

                  3.19 DISSEMINATION OF INFORMATION - IPA agrees that PacifiCare may use IPA's name, address, telephone number, and a listing of IPA's Member Physicians and Specialist Physicians in any informational material routinely distributed to Subscribers and for other purposes related to the administration of the PacifiCare Health Plan as an indication of IPA's willingness to provide Health Care Services to Subscribers.

                           Prior to listing or otherwise referencing PacifiCare
in any promotional or advertising brochures, media announcements or other advertising or marketing material, IPA shall first obtain the prior subjective consent of PacifiCare.


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         3.20 WRITTEN AGREEMENTS - IPA shall secure written agreements, consistent with the terms of this Agreement and in compliance with all state and federal law, with all Specialist Physicians regularly utilized as a part of IPA's referral system.

         3.21 MEDICAL CARE CRITERIA - IPA shall utilize the criteria for medical care that is established or approved by PacifiCare's Quality Assurance Committee as a standard reference in determining appropriate lengths of stay for hospitalized Subscribers or appropriate utilization patterns for referral to specialty services.

         3.22 NON-DISCRIMINATION - IPA represents and assures that Health Care Services are rendered to Subscribers in the same manner as such services are provided to IPA's other patients, except as required pursuant to this Agreement. Subscribers shall not be subject to any discrimination whatsoever by IPA in regards to access to Health Care Services.

         3.23 ACCOUNTS PAYABLE SYSTEM - IPA agrees to operate its accounts payable system in a manner which assures that providers of authorized Medical Services who are Member Physicians and non-Member Physicians receive payment for Medical Services rendered to Subscribers within forty-five (45) working days of IPA's receipt of an uncontested claim from such Member Physicians and non-member Physicians. In the event IPA fails to meet the payment timelines discussed in this Section 3.23, in addition to exercising any other remedies it may have under this Agreement, PacifiCare may take actions to assist IPA in operating its accounts payable system including, but not limited to, assuming the obligation of paying IPA's Member Physicians and Non-Member Physicians and charging IPA an administrative fee for performing such services.

         3.24 CATASTROPHIC CASE MANAGEMENT - IPA agrees that PacifiCare's medical director may be involved in the management and coordination of Catastrophic Cases. IPA will fully assist PacifiCare in providing information that may be required in determining the need for a transfer of a Subscriber into PacifiCare's regional centers for the care of Catastrophic Cases including, but not limited to, prompt notification of known or suspected Catastrophic Cases. Detailed procedures for Catastrophic Case management will be mutually agreed upon by the parties based upon IPA's and PacifiCare's determination of the Subscriber's transferability. Except in unusual circumstances, regional centers for care of Catastrophic Cases shall be sought within the IPA Service Area and surrounding area.

         3.25 CAPACITY REPORTING - IPA will provide to PacifiCare, at the earliest possible time, notice of any significant changes in the capacity of IPA to provide or arrange for the Health Care Services contemplated by this Agreement (e.g., addition or deletion of Member Physicians or Specialist Physicians), including

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a ninety (90) day written notice in the event IPA is unable to properly service additional Subscribers. IPA shall still be obligated to provide or arrange for Health Care Services to Subscribers who are with employer groups whom Pacificare had agreed to enroll prior to ninety (90) days from the effective date of the written notice. PacifiCare shall provide IPA, upon IPA's request, current marketing information within a reasonable period for purposes of determining IPA capacity.

         3.26 REPRESENTATION OF IPA MEMBER PHYSICIANS - IPA agrees to represent its Member Physicians in matters pertaining to the provision of Health Care Services under this Agreement, and that it has obtained written consent to such representation from its Member Physicians.

         3.27 PERFORMANCE OF MEMBER PHYSICIANS - IPA agrees: (i) to develop methods for discussion of performance with its Member Physicians, (ii) to assure correction of performance of its Member Physicians consistent with the provisions of this Agreement and state and federal law applicable to the PacifiCare Health Plan, and (iii) to resolve Conformance Requests.

         3.28 WITHDRAWAL OF AN IPA FACILITY - In the event IPA seeks to withdraw one or more of the IPA Facilities listed in Attachment H from providing or arranging for Health Care Services to Subscribers under this Agreement, IPA must notify PacifiCare of such withdrawal in writing at least one hundred and eighty
(180) days prior to the effective withdrawal date; after the effective date of withdrawal, IPA shall still be responsible to provide or arrange for Health Care Services to the affected Subscribers at the other IPA Facilities.

         3.29 PACIFICARE CHOICE CONTROL PROGRAM - IPA agrees to participate in and have the rights and responsibilities applicable to the PacifiCare Choice Control Program as set forth in Attachment A6, attached hereto and incorporated herein.

         3.30 WITHDRAWAL OF A MEMBER PHYSICIAN - In the event IPA seeks to withdraw one or more of the Member Physicians from providing or arranging Health Care Services to Subscribers under this Agreement, IPA must notify PacifiCare of such withdrawal in writing at least sixty (60) days prior to the effective withdrawal date. After the effective date of withdrawal, IPA shall still be responsible to provide or arrange for Medical Services to such Subscribers.

4. DUTIES OF PACIFICARE

         4.01 ADMINISTRATION - PacifiCare agrees to perform all necessary administrative, accounting, enrollment and other functions consistent with the administration of the PacifiCare Health Plan and this Agreement.

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         4.02 BENEFIT INFORMATION - PacifiCare agrees to apprise all Subscribers concerning the type, scope and duration of benefits and services to which such person is entitled under the PacifiCare Health Plan.

         4.03 ASSIST IPA - PacifiCare agrees to assist and cooperate with IPA in the development and initial implementation of procedures necessary to carry out the intent of this Agreement.

         4.04 ADMINISTRATION OF PAYMENTS - PacifiCare agrees to transmit Capitation Payments and other payments to IPA in accordance with the terms and procedures set forth in this Agreement.

         4.05 STATISTICAL INFORMATION AND PROVISION OF DATA - PacifiCare agrees to provide IPA with management information and data reasonably necessary to carry out the terms and conditions of this Agreement and for the operation of the PacifiCare Health Plan including semi-monthly Eligibility Lists and monthly capitation worksheets. Furthermore, PacifiCare shall provide, upon request, quarterly reports reflecting the utilization of Health Care Services rendered by IPA.

         4.06 SERVICES RENDERED TO INELIGIBLE SUBSCRIBERS -PacifiCare agrees to reimburse IPA for those Medical Services set forth in Attachment A2 which were provided to an ineligible Subscriber if the Subscriber was listed as eligible on the most current Eligibility List provided to IPA by PacifiCare. if PacifiCare is in receipt of a billing to such ineligible Subscriber from IPA and proof of having sent the Subscriber or the Subscriber's legal guardian two (2) bills no less than thirty (30) days apart, PacifiCare will reimburse IPA eighty percent
(80k) of IPA's ordinary and customary fee-for-service rates then in effect for those Medical Services rendered but no greater than one hundred percent (look) of the still uncollected balance. If subsequent to payment by PacifiCare, IPA receives any payment from another source for the services, then IPA shall reimburse PacifiCare up to the amount previously received from PacifiCare. If a Subscriber becomes ineligible for benefits under the PacifiCare Health Plan after IPA or Member Physicians have begun treatment of the Subscriber (provided the Subscriber is not hospitalized at the time of becoming ineligible), IPA shall be entitled to make all subsequent charges for its services directly to the Subscriber. If the Subscriber is hospitalized at the time of becoming ineligible, IPA shall be entitled to make charges directly to the Subscriber only for services provided after the Subscriber is discharged from such hospital treatment.

         4.07 DISSEMINATION OF INFORMATION - Except as provided above in Section 3.19, prior to listing or otherwise referencing IPA in any promotional or advertising brochures, media announcements or other advertising marketing material, PacifiCare


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shall first obtain the prior consent of IPA, such consent to be unreasonably withheld.

5.     COMPENSATION

         5.01 CAPITATION PAYMENTS - PacifiCare shall make monthly Capitation Payments to IPA as outlined in Attachment C, due and payable on the tenth (10th) day of the month for the current month's Medical Services.

         5.02 ADDITIONAL PAYMENTS - Pacificare and IPA agree to provide payments to each other in accordance with the terms of the following programs, if applicable: Hospital Control Program, Individual Stop-Loss Program, Pharmacy Control Program, Mammography Reimbursement Program, and AIDs Stop-Loss Program as specified in Attachments A5, A3, E, C, and F respectively, incorporated in full herein by reference.

         To the extent that each party owes an amount to the other party in the risk programs noted above, IPA agrees that PacifiCare shall combine the results of all applicable risk programs such that one aggregate payment is payable to or receivable from IPA. A fully detailed accounting of the results of each program shall accompany the aggregate payment or notice of amount due.

         5.03 ADEQUACY OF COMPENSATION - IPA shall accept the payments specified in this Agreement as payment in full for all Medical Services provided Subscribers during each month for which such payments are to be received by IPA. in the event PacifiCare fails to make any payments to IPA as provided herein, whether from PacifiCare's insolvency or otherwise, Subscribers shall not be liable to IPA or its Member Physicians under any circumstances for Health Care Services. Surcharges for Health Care Services provided or arranged by IPA or Member Physicians are prohibited; upon notice of the existence of any such Surcharge, PacifiCare will take appropriate action consistent with the terms of this Agreement to eliminate such Surcharges.

         5.04 REINSURANCE - The purpose of the reinsurance program described herein is to limit IPA's risk for Hospital Services' under the Hospital Control Program to a specified amount per Subscriber per Year (the "Reinsurance Deductible") in return for a payment of a Reinsurance Premium. For the 1995 calendar year, the Reinsurance Deductible shall be zero Subscriber per Year and the Reinsurance Premium shall equal zero percent (0%) of the Net Premium per Subscriber per month. Notwithstanding Section 12.12, PacifiCare may amend the Reinsurance Premium and Reinsurance Deductible on an annual basis effective each January 1 by providing sixty (60) days prior written notice to IPA. (Does not apply to this Agreement)


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         Reinsurance claims shall be calculated at the Cost of Care values as set forth in Attachment A5, Sections 4a, 4b and 4c of this Agreement. (Does not apply to this Agreement)

6.     TERM OF AGREEMENT

         6.01 TERM - The Initial Term of this Agreement shall be for twelve months ("Initial Term") and the Commencement Date shall be January 1, 1995. After the Initial Term, a "Year" under this Agreement shall begin on January 1st and end on December 31st. The Term of this Agreement shall be automatically extended for one (1) year on each successive January 1st thereafter unless either party provides the other with written notice of such party's intention not to extend the term no less than one hundred eighty (180) days prior to the January 1 renewal date or until this Agreement is appropriately terminated by either party as provided in Section 7 herein. Upon renewal of the Initial Term and any subsequent term, the then applicable rates of compensation specified in this Agreement shall apply unless otherwise agreed upon by the parties in writing.

7.     TERMINATION

         7.01 TERMINATION OF AGREEMENT WITH MATERIAL CAUSE - Either party, as appropriate, may terminate this Agreement for material cause as set forth in
Section 7.01.01 or 7.01.02 hereof subject to the notice and cure periods set out in Section 7.02 hereof. In the event either party shall desire to so terminate this Agreement, the terminating party shall give written notice of termination stating the actions of the other party constituting material cause for termination.

         7.01.01 CAUSE FOR TERMINATION OF AGREEMENT BY IPA - The following shall constitute cause for termination of this Agreement by IPA:

         a. Non-Payment - Failure by PacifiCare to pay Capitation Payments due to IPA hereunder within fifteen (15) days of the Capitation Payment due date or failure by PacifiCare to make any other payments due to IPA hereunder within forty-five (45) days of any such payment's due date.

         b. Revocation of Certification or License - Revocation by the State of California or the United States Government of any certification or license of PacifiCare necessary for the performance of this Agreement.

         c. Breach of Material Term and Failure to Cure - PacifiCare's breach of any material term, covenant, or condition and subsequent failure to cure said breach as provided in Section 7.02 hereof. The written notice of termination shall


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contain specific references as to the breaches which have caused such failure.

         7.01.02 CAUSE FOR TERMINATION OF AGREEMENT BY PACIFICARE, - The following shall constitute cause or termination of this Agreement by PacifiCare:

         a. Financial Failure of IPA - PacifiCare's reasonable determination of IPA's anticipated inability to provide or arrange for Health Care Services as described herein due to the likelihood of IPA's lack of financial resources, other than due to PacifiCare's non-payment of amounts due IPA hereunder. IPA shall have the opportunity to dispute such determination by Pacificare by providing reasonable evidence and assurances of financial stability and capacity to perform under this Agreement.

         b. Failure to Provide Quality Medical Services - Failure to maintain the standards set forth in Section 3.02 of this Agreement and such failure is not corrected consistent with the provisions of Section 7.02. The written notice of termination shall contain specific reference to the breaches which caused such failure. PacifiCare reserves the right to withdraw from IPA all or part of its Subscribers if the Health Care Services are not being properly provided or arranged for pursuant to this Agreement and such deficiencies are not corrected consistent with the provisions of Section 7.02 of this Agreement.

         c. Failure to Render Services - Failure to provide Health Care Services to Subscribers as provided herein. The written notice of termination shall contain specific reference as to the breaches which have caused such failure.

         d. Breach of Material Term and Failure to Cure - IPA's breach of any material term, covenant or condition of the Agreement and subsequent failure to cure said breach as provided in Section 7.02 of this Agreement. The written notice of termination shall contain specific reference to the breaches which have caused such failure.

         7.02 CURING PERIOD AND TERMINATION DATE - A party receiving written notice of termination shall have thirty (30) days from the receipt of such notice to cure or otherwise eliminate the circumstances constituting cause for termination. If such party fails to cure or eliminate the circumstances constituting cause for termination within a thirty (20) day period, this Agreement shall terminate at the end of the thirty (30) day period.

         7.03 REPAYMENT UPON TERMINATION - Within one hundred eighty (180) days of the effective date of termination of this Agreement as provided herein, an accounting shall be made by PacifiCare of monies due and owing either party and payment shall


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be forthcoming by the appropriate party to settle such balance within thirty
(30) days of such accounting. Either party may request an independent audit of such PacifiCare accounting by a mutually acceptable certified public accountant and such audit shall be equally paid for by both parties. The parties agree to abide by the findings of such independent audit and appropriate payment by the appropriate party, if any, shall be made within thirty (30) days of such independent audit.

         7.04 TERMINATION NOT AN EXCLUSIVE REMEDY - Any termination by either party pursuant to this Section 7 is not meant as an exclusive remedy and such terminating party may seek whatever action in law or equity as may be necessary to enforce its rights under this Agreement.

8. RECORDS, DATA COLLECTION, CITATIONS AND RIGHT TO INSPECT RECORDS

         8.01 RECORDS - IPA shall maintain and provide such records and information as reasonably necessary for PacifiCare to properly administer the Secure Horizons Medical and Hospital Plan and consistent with state and federal law. The duties imposed by this Section 8.01 shall not terminate upon termination of this Agreement, whether by rescission or otherwise, and shall be in effect until the completion of the phase-out period pursuant to Section 3.09. The cost for preparation and submission of this data shall be borne solely by IPA.

         IPA shall maintain records and provide such information to PacifiCare or the California Commissioner of Corporations as may be necessary for the compliance by PacifiCare with the provisions of state and federal law and regulations promulgated thereto, and such records shall be retained by IPA for at least two (2) years following the provision of Health Care Services. This obligation is not terminated upon termination of this Agreement, whether by rescission or otherwise.

         8.02 CONFIDENTIALITY OF RECORDS - IPA shall safeguard the confidentiality of Subscriber health records and treatment in accordance with all state and federal laws, including, without limitation, the Privacy Act, as implemented by 45 Code of Federal Regulations 5(b) and the regulations promulgated thereunder.

         8.03 DATA COLLECTION - IPA shall maintain and provide to PacifiCare, on a timely basis, the utilization data more particularly described in the PacifiCare Provider Policy and Procedures Manual for the effective management of PacifiCare's health care delivery system. PacifiCare shall impose a penalty for failure to submit such data, which was reasonably within the control of IPA to submit, with ninety (90) days of the date of service by permanently withholding one percent (1%) of IPA's monthly capitation for each month IPA fails to submit such data.


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         8.04 RIGHT TO INSPECT - IPA shall provide access at reasonable times upon demand by PacifiCare, or any governmental regulatory agency responsible for the administration of health care service plans, to inspect facilities, equipment, books and records relating to the performance of this Agreement, including, without limitation, Subscriber patient records, financial records pertaining to the cost of operations and income received by IPA for Health Care Services rendered to Subscribers.

         8.05 FINANCIAL STATEMENTS - IPA shall provide to PacifiCare within forty five (45) days of the end of each calendar quarter copies of its quarterly financial statements, which shall include a balance sheet, statement of income and a statement of cash flow (the "financial statements") prepared in accordance with generally-accepted accounting principles. Such quarterly statements shall be certified by the chief financial officer of IPA as accurately reflecting the financial condition of IPA for the period indicated. In addition, IPA shall provide to PacifiCare, within forty five (45) days of the end of each calendar year, copies of its audited annual financial statements.

         8.06 TRANSFER OF MEDICAL RECORDS UPON TERMINATION - Upon the effective date of termination of this Agreement and, if applicable, upon the expiration of the phase-out period set forth in Section 3.09, at PacifiCare's request, IPA shall copy all active PacifiCare Subscriber patient medical files in IPA's possession and forward such files to another provider of Health Care Services designated by PacifiCare, provided such copying and forwarding is not otherwise objected to by Subscribers. The copies of such medical files may be in summary form. The cost of copying the patient medical files shall be borne by IPA. IPA shall cooperate with PacifiCare in maintaining the confidentiality of such confidential and proprietary information and trade secrets at all times.

9.     EXCLUSIVITY

         9.01 HOSPITAL EXCLUSIVE PROVIDER OR HOSPITAL SERVICES - In recognition of the need for centralized coordination of Hospital Services to Subscribers to ensure continuity and quality of care, IPA agrees, subject to the limitations stated below, to require its individual physicians to use Hospital as its exclusive provider of Hospital Services for all Subscribers eligible to receive Hospital Services in the IPA Service Area. This exclusivity provision is subject to the following exceptions:

         9.01.01 Emergency Services - Subscribers admitted for Emergency Services through other hospitals, whether in or out of the IPA Service Area;

         9.01.02 Unavailable Hospital Services - Subscribers requiring Hospital Services not available at Hospital, including


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specialty Hospital services and those which cannot be provided due to ethical principles of Hospital;

         9.01.03 Unauthorized Admissions - Unauthorized Subscriber admissions to health care facilities within the IPA Service Area for Hospital Services;

         9.01.04 Subscriber Requests for Treatment at Other Facilities - IPA may grant Subscriber requests for treatment or for transfer to another facility due to Medical Necessity or impairment of the Hospital/Subscriber relationship. IPA shall exercise reasonable efforts in discouraging such Subscriber requests unless Subscriber can show just cause for such request. Prior to any transfer, the IPA must deem the transfer to be medically safe.

         9.02 UTILIZATION OF IPA BY PACIFICARE - Nothing in this Agreement shall be construed to require PacifiCare to assign any minimum or maximum number of Subscribers to IPA, nor to require PacifiCare to utilize the Health Care Services of IPA for any or all Subscribers in the IPA Service Area.

10. GOVERNING LAW AND DISPUTE RESOLUTION

         10.01 GOVERNING LAW - This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted, and enforced in accordance with, and governed by, the laws of the State of California, and the United States and all regulations promulgated pursuant thereto. Any provisions required to be in this Agreement by any of the above Acts and regulations shall bind PacifiCare and IPA whether or not expressly provided in this Agreement.

         10.02 DISPUTES BETWEEN IPA AND SUBSCRIBER NOT GOVERNED BY AGREEMENT - Any controversies or claims between IPA and Subscriber arising out of IPA's performance of this Agreement are not governed by this Agreement. IPA and Subscriber may seek any appropriate legal action to resolve such controversy or claim deemed necessary.

         In the event of dispute between IPA and a Subscriber and upon mutual agreement between IPA and such Subscriber, PacifiCare agrees to make available the Subscriber Grievance Resolution Process described in the PacifiCare Health Plan Agreement for resolution of such dispute. In such instance, the decision of the PacifiCare Subscriber Satisfaction Committee and Board of Directors shall not he binding upon the parties except upon agreement between IPA and the Subscriber. Nor shall such grievance be subject to binding arbitration except upon agreement between the parties. Should IPA and Subscriber fail to resolve the grievance, IPA and Subscriber may seek any appropriate legal action deemed necessary by such party.


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         10.03 PAYMENT DISPUTES BETWEEN IPA AND SPECIALIST PHYSICIANS - In the
event IPA fails to make a payment to a Specialist Physician within sixty (60) days of the submission of the bill by Specialist Physician to IPA and the validity and the amount of the submitted bill are undisputed, PacifiCare may, in its sole and absolute discretion, elect to pay the Specialist Physician on behalf of IPA and deduct such payment from IPA a next monthly Capitation Payment.

         Should a dispute concerning a claim for payment for Medical Services rendered to Subscribers arise between IPA and a Specialist Physician who is a Participating Medical Provider, IPA or the Specialist Physician, may submit a written complaint to PacifiCare. The complaint shall describe the disputed claim and the basis for the amounts claimed and include the applicable written agreement between IPA and the Specialist Physician. PacifiCare shall investigate the complaint and make a determination of the whether or not the claim is valid and should be paid. In the event PacifiCare determines that IPA owes any amount to Specialist Physician, IPA shall make such payment within thirty (30) days of PacifiCare's determination. If IPA fails to pay the amount due within this thirty (30) day period, PacifiCare may deduct the amount owed from IPA's next monthly capitation payment. This amount will temporarily be placed in an account (the "Claims Dispute Account") which shall be established by PacifiCare. If IPA or Specialist Physician wishes to contest PacifiCare's determination, either may do so by initiating an action for binding arbitration and notifying PacifiCare of such initiation within thirty (30) days of PacifiCare's determination. If IPA or Specialist Physician fails to request arbitration within thirty (30) days or if the arbitration affirms PacifiCare's decision that amounts are owing from IPA to Specialist Physician, PacifiCare shall release from the Claims Dispute Account the amount owing the Specialist. If the arbitration results in a decision that no money or a lesser amount than was determined by PacifiCare is owing to Specialist Physician, PacifiCare shall release to IPA the amounts which were erroneously withheld from IPA's Capitation Payment.

         In the event this Agreement has been terminated prior to PacifiCare's investigation and written determination and PacifiCare's investigation results in a determination that IPA owes money to Specialist Physician, PacifiCare may, in its sole and absolute discretion, elect to pay Specialist Physician on behalf of IPA and seek reimbursement from IPA through arbitration as described in this section,

         10.04 - PAYMENT DISPUTES BETWEEN HOSPITAL AND IPA - in the event of a dispute between Hospital and IPA concerning amounts due or owing under the Hospital Control Program or as the result of an alleged breach of the exclusive referral arrangement set forth in Section 9 above, Hospital or IPA may submit a written


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complaint to PacifiCare. The complaint shall describe the disputed claim and the basis for the amounts claimed. PacifiCare shall investigate the complaint and make a written determination of whether or not the claim is valid and should be paid. IPA and Hospital shall cooperate with PacifiCare's investigation by providing in a timely manner all information reasonably requested by PacifiCare.

         In the event PacifiCare determines that IPA owes any amount to Hospital or Hospital owes any amount to IPA, the owing party shall make the appropriate payment within thirty (30) days of PacifiCare's written determination. If the owing party fails to pay the amount due within this thirty (30) day period, PacifiCare may deduct the amount owed from the owing party's next monthly Capitation Payment. This amount will temporarily be placed in an account (the "Claims Dispute Account") which shall be established by PacifiCare. If IPA or Hospital wish to contest PacifiCare Is written determination, either may do so by initiating an action for binding arbitration and notifying PacifiCare of such initiation within thirty (30) days of PacifiCare's determination. IF IPA or Hospital fails to request arbitration within thirty (30) days or if the arbitration affirms PacifiCare's decision, PacifiCare shall release from the Claims Dispute Account the amount owing to the appropriate party as initially determined by PacifiCare. If the arbitration results in a decision that no money or a lesser amount than was determined by PacifiCare is owing to either Hospital or IPA, PacifiCare shall release to IPA and/or Hospital the amounts owing each party as determined by the arbitration.

11. NOTICE

         11.01 NOTICE - Any notice required to be given hereunder shall be in writing either delivered personally or sent by registered or certified mail, return receipt requested, to either PacifiCare or IPA at the addresses listed below, or at such other addresses as either PacifiCare or IPA may hereafter designate to the other:

         To PacifiCare:             P.O. Box 6006
                                    Cypress, CA 90630-0006
         ATTENTION:                 PRESIDENT

         To Hospital:               Desert Valley Hospital, Inc.
                                    16850 Bear Valley Road
                                    Victorville, CA 92392
         ATTENTION:                 Administration


         To IPA:.                   Prime Care Medical Group of
                                    Chino Valley
                                    1915 West Redlands, Blvd Ste 111
                                    Redlands, CA 92373-8050
         ATTENTION:                 Administration


PRIME CARE                           26                      COMM PARTIAL RISK

         All notices shall be deemed given on the date of delivery if delivered personally or on the day three (3) business days after such notice is deposited in the United States mails, addressed and sent as provided above.

12. MISCELLANEOUS

         12.01 PROTECTION OF SUBSCRIBER - IPA may not impose any limitations on the acceptance of Subscribers for care or treatment that it does not impose on other patients of the IPA. Neither PacifiCare, IPA nor Hospitals may request, demand, require or seek directly or indirectly the transfer, discharge, or removal of any Subscriber for reasons of Subscriber's need for, or utilization of, Medically Necessary Health Care Services, except in accordance with the procedures established for such action. IPA shall not refuse or fail to provide Medically Necessary Health Care Services to any Subscriber. Procedures for removal, discharge or transfer of Subscribers shall be mutually agreed upon between IPA and PacifiCare consistent with the PacifiCare Health Plan.

         12.02 OTHER AGREEMENTS - Nothing in this Agreement shall prevent PacifiCare and IPA from contracting with each other for provision of services not covered by this Agreement.

         12.03 GOVERNING LAW - PacifiCare, IPA and this Agreement are subject to the laws of the State of California and the United States of America, specifically: the California Knox-Keene Act and the regulations promulgated thereunder by the California Department of Corporations, and the Health Maintenance organization Act of 1973 and the regulations promulgated thereunder by the United States Department of Health and Human Services.

         IPA shall maintain such records and provide such information to PacifiCare or the California Commissioner of Corporations as may be necessary for the compliance by PacifiCare with the provisions of the above Acts and regulations, and such records shall be retained by IPA for at least two (2) years following the provision of Health Care Services. This obligation is not terminated upon termination of this Agreement, whether by rescission or otherwise.

         Any provisions required to be in this Agreement by any of the above Acts and regulations shall bind PacifiCare and IPA whether or not expressly provided in this Agreement.

         12.04 REFUSAL BY PHYSICIAN - If IPA or any of its Member Physicians refuses Health Care Services to a Subscriber assigned to IPA for any reason whatsoever, it shall remain the


PRIME CARE                         27                      COMM PARTIAL RISK
responsibility of IPA to assure that such Subscribers receives Health Care Services consistent with the terms of this Agreement.

         12.05 CONFIDENTIAL AND PROPRIETARY INFORMATION

         12.05.01 Information Confidential and Proprietary to PacifiCare - IPA acknowledges that all PacifiCare Subscribers participating in a PacifiCare Health Plan individually or through an employer group and receiving Health Care Services shall be Subscribers of PacifiCare. Subscriber and employer group information shall include, without limitation, the names, addresses and telephone numbers of all Subscribers, the names, addresses and telephone numbers of employer group employees responsible for health benefits and the officers and directors of such employer groups; member, employer and administrative service manuals and all forms related thereto; and records, files (other than patient medical files) and lists contained in IPA and PacifiCare files.

         IPA acknowledges that all such information is confidential and proprietary to PacifiCare and that such Subscriber and employer group information contains valuable trade secrets of PacifiCare.

         All PacifiCare Subscriber agreements and the information contained therein regarding PacifiCare, IPA, employer groups, Subscribers or the financial arrangements between a hospital, IPA and PacifiCare is confidential and proprietary to PacifiCare.

         IPA shall maintain all Subscriber information and other PacifiCare trade secret information confidential. IPA shall not disclose or use any confidential and proprietary information for its own benefit or gain either during the term of this Agreement or after the date of termination of this Agreement; provided, however, that IPA may use the name, address and telephone number or other medical information of a PacifiCare Subscriber if Medically Necessary for the proper treatment of such Subscriber or upon express prior written permission of PacifiCare.

         Upon the effective date of termination of this Agreement and, if applicable, upon the expiration of the phase-out period set forth in Section 3.09, IPA shall provide and return to PacifiCare all confidential and proprietary information and trade secrets in its possession in a reasonable manner to he specified by PacifiCare.

         12.05.02 Information Confidential and Proprietary to IPA - IPA shall provide PacifiCare with a written description of all information proprietary to IPA which is confidential and contains trade secrets of IPA ("IPA Information"). PacifiCare


PRIME CARE                          28                      COMM PARTIAL RISK
shall maintain IPA Information confidential. PacifiCare shall not disclose or use any IPA Information for its own benefit either during the term of this Agreement or after the effective date of termination of this Agreement. Upon termination of this Agreement, PacifiCare shall provide and return to IPA all IPA Information in its possession in a manner to be specified by IPA. PacifiCare shall cooperate with IPA in maintaining the confidentiality of IPA Information at all times.

         12.05.03 Solicitation of PacifiCare Subscribers or Employer Groups - IPA shall not directly or indirectly engage in the practice of solicitation or the patronage of PacifiCare's Subscribers or employer groups without PacifiCare's prior written consent. Solicitation shall mean conduct by an office, agent, employee or Member Physician of IPA or its assignee or successor during the initial Term or any subsequent term of this Agreement and continuing for a period of one (1) year after the effective date of termination of this Agreement which may be reasonably interpreted as designed to persuade PacifiCare Subscribers or employer groups to discontinue their Subscriber or group agreements with PacifiCare or to continue to receive Health Care Services from IPA on a fee-for-service basis or to encourage PacifiCare Subscribers or employer groups to participate in the prepaid health service plan offered by IPA, or any other prepaid health service plan (the "Solicitation"). The breach of this Section 12.05.03 during any term of this Agreement shall be grounds for termination of this Agreement pursuant to section 7.01.02 of this Agreement, IPA's provision of executive physicals and provision of Health Care Services pursuant to industrial medicine contracts shall not be in violation of this
Section 12.05.03.

         12.06 CONFIDENTIALITY OF THIS AGREEMENT - To the extent reasonably possible, each party agrees to maintain this Agreement as a confidential document and not to disclose the Agreement or any of its terms without the approval of the other party.

         12.07 ASSIGNMENT - This Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged, or hypothecated in any way by IPA or PacifiCare and shall not be subject to execution, attachment or similar process, nor shall the duties imposed herein be subcontracted or delegated without the written consent other party. Notwithstanding, PacifiCare may assign, transfer, pledge or hypothecate this Agreement and its rights, interests and benefits hereunder to any entity of which PacifiCare has at least majority control.

         12.08 INVALIDITY OF SECTIONS OF THIS AGREEMENT - The unenforceability or invalidity of any paragraph or subparagraph of


PRIME CARE                         29                       COMM PARTIAL RISK
any section or subsection of this Agreement shall not affect the enforceability and validity of the balance of this Agreement.

         12.09 WITHDRAWAL OF SUBSCRIBERS BY PACIFICARE - PacifiCare reserves the right to withdraw from IPA all or part of the Subscribers from IPA whose Health Care Services are not being properly provided pursuant to this Agreement. PacifiCare shall provide written notice to IPA of such withdrawal and the reasons therefore. PacifiCare shall then allow IPA thirty (30) days from the date of such notice to correct deficiencies. If such deficiencies are not corrected to PacifiCare's satisfaction within said period, PacifiCare may withdraw its Subscribers as provided in this Section 12.09 and remove IPA's name from PacifiCare's marketing materials.

         12.10 TRANSFER OF SUBSCRIBERS - Subscribers requests for transfer from IPA shall be in writing and subject to approval by PacifiCare based on the criteria set forth in the PacifiCare Policy and Procedures Manual. PacifiCare reserves the right to transfer a Subscriber for any reason.

         IPA may request transfer of Subscribers for cause, or if the capacity of IPA is over burdened such that the provision of Medical Services as required pursuant to this Agreement adversely is affected.

         12.11 CAPTIONS - Captions in this Agreement are descriptive only and do not affect the intent or interpretation of the Agreement.

         12.12 AMENDMENT - This Agreement may be amended or modified only by mutual written consent of the parties. Notwithstanding the foregoing sentence, PacifiCare may amend this Agreement upon sixty (60) days written notice to IPA in order to maintain compliance with applicable federal and state laws. Any such amendment which affects a legally required duty or responsibility of IPA and has a material adverse economic affect upon IPA as reasonably demonstrated by IPA to PacifiCare, shall be subject to the provisions of Section 12.13 below.

         12.13 MODIFICATIONS OF THIS AGREEMENT AND/OR PACIFICARE PROVIDER AND PROCEDURES MANUAL AND/OR PACIFICARE HEALTH PLAN - Anything to the contrary herein notwithstanding, in the event of any material modification of this Agreement and/or the PacifiCare Provider and Procedures Manual and/or the PacifiCare Health Plan that (i) affects a material duty or responsibility of IPA, and (ii) causes a material economic detriment to IPA. IPA and PacifiCare shall seek to agree to an amendment to this Agreement which satisfactorily addresses the effect on IPA's material duty or responsibility and reimburses the material economic detriment caused to IPA. In the event such an agreement cannot be reached within sixty (60) days after the date PacifiCare


PRIME CARE                          30                      COMM PARTIAL RISK
gives IPA written notice of such modification, such modification shall not be effective.

         12.14 TERMS; SECTIONS - Unless otherwise indicated, all terms in any appropriate attachments, addendums and amendments hereto shall have the same meaning attributed to such terms in the body of this Agreement and reference to section numbers are to the appropriate sections of this Agreement.

         12.15 IPA'S AUTHORIZED REPRESENTATIVE - Unless otherwise indicated in writing to PacifiCare, IPA warrants and authorizes its administrator to act as its fully authorized representative to represent IPA and Member Physicians in this Agreement and to receive any and all communications and notices hereunder.

         12.16 ATTORNEYS' FEES AND COSTS - If any action at law or suit in equity is brought to enforce or interpret the provisions of this Agreement or to collect any monies due hereunder, the prevailing party shall be entitled to reasonable attorneys' fees and reasonable costs, together with interest the one at the highest rate provided by law, in addition to any and all other relief to which it may otherwise be entitled.


PRIME CARE                             31                      COMM PARTIAL RISK

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement in ___________________, California, on ______________, 19_____.


                           PACIFICARE OF CALIFORNIA

                             By: /s/
                                ---------------------------------------
                           Title:


                           IPA

                            By:  /s/
                                ---------------------------------------
                           Title: President


PRIME CARE                         32                      COMM PARTIAL RISK

                                   Schedule 1

This contract is a representative example of the following substantially similar contracts to which subsidiaries of the Company and Pacificare are parties. Pursuant to Instruction 2 of Item 601 of Regulation S-K, the Company is listing the names of the additional contracts.

IPA Commercial Risk Services Agreement Between Pacificare of California and Prime Care Medical Group of Chino Valley, Inc.

IPA Commercial Risk Services Agreement Between Pacificare of California and Prime Care Medical Group of Corona, Inc.

IPA Commercial Risk Services Agreement Between Pacificare of California and Prime Care Medical Group of Hemet Valley, Inc.

IPA Commercial Risk Services Agreement Between Pacificare of California and Prime Care Medical Group of Inland Valley, Inc.

IPA Commercial Risk Services Agreement Between Pacificare of California and Prime Care Medical Group of Moreno Valley, Inc.

IPA Commercial Risk Services Agreement Between Pacificare of California and Prime Care Medical Group of Redlands, Inc.

IPA Commercial Risk Services Agreement Between Pacificare of California and Prime Care Medical Group of Riverside, Inc.

IPA Commercial Risk Services Agreement Between Pacificare of California and Prime Care Medical Group of Sun City, Inc.

IPA Commercial Risk Services Agreement Between Pacificare of California and Prime Care Medical Group of Temecula, Inc.